LOG ON AMERICA TAKES LEGAL ACTION AGAINST
FOUR PREFERRED SHAREHOLDERS

PROVIDENCE, R.I., August 21, 2000 -- Log On America, Inc. (NASDAQ: LOAX) today commenced legal proceedings in the United States District Court, Southern District of New York, against the four institutional investors and certain of their affiliates which hold the Company's Series A Convertible Preferred Stock and Warrants. The action alleges that the holders of the Preferred Stock engaged in a scheme to manipulate and intentionally drive down the trading price of the Company's Common Stock and have violated Federal securities laws.

The Company also said that it will not honor requests for conversion of the Preferred Stock and will not register the Common Stock underlying the Preferred Stock. The Company has requested declaratory relief from the Court, seeking termination of the conversion rights of the preferred holders based upon their market manipulation, fraudulent conduct and 10b-5 violations.

In addition to today's action, several other public companies have recently brought public actions against certain institutional investors, including two of the defendants named in the Company's complaint, alleging breach of the securities laws and market manipulation in connection with similar convertible issues.

Recent articles in the business media have drawn more scrutiny to these abuses. A May 17, 1998 New York Times article observed, "Such short selling is illegal if used to manipulate the market for profit. And big profits are clearly possible: Once the price is down, an investor can convert preferred shares for large amounts of the company's stock, use some to repay the borrowed shares, bank profits from the short sale and own as many shares in the company as when he started, or more."

Log On America issued the convertible preferred shares and warrants on February 22, 2000. The complaint alleges that as a result of the defendants' fraudulent conduct, and abusive shorting of the Company's common stock, the Company's common stock declined from $ 17 at the preferred issue date to less than $ 3.00 per share at Friday's close.

Earlier this month, Log On America reported a 28% revenue gain in the second quarter ended June 30th and an EBITDA loss of $4.8 million. Capital spending in the first half totaled approximately $10 million, primarily related to the initial build out of its network. Capital availability totaled $44 million at June 30th, consisting of $20 million in cash and liquid investments and $24 million in various credit facilities.


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"From an operational  viewpoint,  we are ahead of plan and believe that our plan will build shareholder value. We are bringing this action, which we intend to pursue vigorously, to defend that value," David Paolo, Chairman and Chief Executive Officer, said.

Log On America, Inc. is a rapidly growing switched facilities-based D-CLEC+ providing broadband communications and data services to the commercial and small office/home office (SOHO) markets. With a focus on the Northeast Regional Market, the company provides local dial tone, in-state toll, long distance, and high-speed Internet access and high-speed Internet access solutions over traditional copper wire using DSL technology to residential and commercial clients throughout the Northeast. For more information on Log On America, please see the Company's Web site at http://www.loa.com.

Forward-Looking Statements

Statements made in this news release, including those relating to our legal proceedings, may contain forward-looking statements concerning our business and products. Our actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond our control. Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our most recently filed Forms 10KSB and 10QSB. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.